Exhibit 10.2
RESTRICTED SHARE UNIT AWARD AGREEMENT
(Performance-Based Vesting)
Towers Watson & Co. Amended and Restated
2009 Long Term Incentive Plan (as assumed by Willis Towers Watson plc)
This RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”), made as of this 26th day of February 2016 (the “Grant Date”), between Willis Towers Watson Public Limited Company (together with its successors and assigns, the “Company”), and John Haley (the “Participant”), is made pursuant to the terms of the Towers Watson & Co. Amended and Restated 2009 Long Term Incentive Plan (as assumed by Willis Towers Watson plc). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.
Section 1.Restricted Share Unit Award. The Company grants to the Participant, on the terms and conditions set forth in this Agreement, a target award (the “Award”) of 225,000 restricted share units (the “RSUs”), effective as of the date hereof. The RSUs are notional, non-voting units of measurement based on the Fair Market Value of an Ordinary Share that may entitle the Participant to receive a payment, subject to the terms hereof, in Ordinary Shares (the “Shares”).
Section 2.Vesting of RSUs. Subject to the terms of this Agreement, the Participant shall have the right to become vested in a number of Shares (the “Vested Shares”) based upon (A) the achievement of specified performance criteria and applicable goals during, in the case of the Total Shareholder Return goal, the period from the Grant Date through December 31, 2018 (the “Performance Period”), and, in the case of the Earnings Per Share goal, the period from January 1, 2016 through December 31, 2018, and in each case as set forth in Appendix A hereto (the “Performance Measures”) and (B) subject to Section 3, the Participant’s continued employment with the Company through the end of the Performance Period. Vested Shares shall be settled in accordance with Section 5.
Section 3.Termination of Service; Change in Control
(a)General. Subject to Sections 3(b) and (c) hereof, any RSUs for which the continued Service or Performance Measures have not been satisfied as of the end of the Performance Period shall be immediately forfeited and automatically cancelled without further action of the Company.
(b)Termination with Good Reason; Termination of Service without Cause; Death; Disability. In the event that, prior to a Change in Control, the Participant’s Service terminates prior to the end of the Performance Period as a result of (i) the Participant’s termination with Good Reason, (ii) the termination of the Participant’s Service by the Company without Cause, (iii) the Participant’s death or (iv) the Participant’s Disability (each, a “Qualifying Termination”), the Participant shall become vested in a number of Shares underlying the Award based upon the achievement of the Performance Measures as of the end of the calendar year in which such termination occurs (as further described in Appendix A), multiplied by a fraction, the numerator of which is equal to the number of months from January 1, 2016 through December 31 of the calendar year in which such termination occurs, and the denominator of which is 36. Such Vested Shares shall be settled in accordance with Section 5(b).
(c)Change in Control.
(i)Notwithstanding any provisions of this Agreement or Section 13 of the Plan to the contrary, in the event of a Change in Control of the Company occurring during the Performance Period, the number of RSUs that may become payable shall be determined at the greater of (a) the target level of the Award or (b) the amount determined pursuant to Appendix A (as applicable, the “Converted RSUs”), but, in either case, vesting and settlement of the RSUs shall remain subject to the Participant’s continued Service through the last day of the Performance Period, except as otherwise expressly provided in this Agreement.
(ii)If (i) the Participant terminates his Service with Good Reason upon or within 12 months following a Change in Control or (ii) the Participant’s Service is terminated by the Company without Cause within 6 months prior to, upon, or within 12 months following a Change in Control, then the Participant shall become vested in a pro rata number of Shares underlying the Award based upon the number of the Converted RSUs, multiplied by a fraction, the numerator of which is equal to the sum of the number of whole months elapsed from January 1, 2016 through the date of the Participant’s termination of Service, plus 12 (up to a maximum numerator of 36), and denominator of which is 36. Such Shares shall be settled within 30 days following the date of the Participant’s termination of Service. For the avoidance of doubt, if the Participant terminates his Service with Good Reason or the Participant’s Service is terminated by the Company without Cause, and this Section 3(c)(ii) does not apply, then Section 3(b) shall apply.
For purposes of this Agreement, “Cause”, “Good Reason”, and “Disability” shall be as defined in, and determined under, the Employment Agreement between the Participant and the Company dated as of the Grant Date (the “Employment Agreement”).
Section 4.Dividend Equivalent Rights. Except in the case of an adjustment upon certain recapitalizations and other events in accordance with Section 9 hereof, in the event that any dividends or other distributions are made to holders of an Ordinary Share while the RSUs are outstanding, the Participant shall be credited with dividend equivalent rights in respect of the dividends and other distributions that would have been made on the Shares subject to the RSUs. Any such dividend equivalent rights shall be accumulated and deemed to be reinvested in additional RSUs subject to the same vesting requirements that apply to the underlying RSUs and shall be paid at the time that such underlying RSUs are settled hereunder.
Section 5.Certification; Settlement
(a)Continued Service through Performance Period. If the Participant has been continuously employed by the Company through the last day of the Performance Period, then:
(i)as soon as practicable following the end of the last day of the Performance Period (the “2019 Certification Date”), the Committee shall certify in writing the attainment level of applicable Performance Measures, and based on such certification shall declare the number of Shares underlying the Award that have vested; and
(ii)settlement of such Vested Shares shall be made in Ordinary Shares as follows:
(1)50% of the Vested Shares shall be settled within 30 days following the later of (x) 2019 Certification Date, but in no event later than March 15, 2019 and (y) the date of the Participant’s termination of Service; and
(2)(ii) 50% of the Vested Shares shall be settled with 30 days following the later of (x) the first anniversary of the 2019 Certification Date and (y) the date of the Participant’s termination of Service.
(b)Qualifying Termination During Performance Period. If the Participant experiences a Qualifying Termination during the Performance Period, then:
(i)as soon as practicable following the end of the last day of the calendar year in which the Qualifying Termination occurs (the “Alternative Certification Date”), the Committee shall certify in writing the attainment level of the applicable Performance Measures as of such date, and based on such certification shall declare the number of Shares underlying the Award that have vested; and
(ii)settlement of such vested RSUs shall be made in Ordinary Shares within 30 days following the Alternative Certification Date, but in no event later than March 15 of the year immediately following the year in which the Qualifying Termination occurs.
(c)Withholding. The RSUs shall be settled and paid to the Participant after deduction of applicable Federal, state and local income taxes and employment or payroll taxes and other amounts required by law to be paid or withheld (the “Withholding Taxes”) in an amount equal to the minimum statutory amount required to satisfy such Federal, state and local taxes and other obligations in respect of the RSUs. In lieu of the foregoing, the Company may allow the Participant to pay the Withholding Taxes to the Company in Ordinary Shares, cash or such other form as approved by the Company. Notwithstanding any of the foregoing, the Participant shall be required to remit the applicable portion of the Withholding Taxes that may become due in connection with the vesting of the RSUs to the extent not paid under the first sentence of this Section 5.
Section 6.Restrictions on Transfer. Neither this Agreement nor any RSUs covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company.
Section 7.Investment Representation. Upon the acquisition of the RSUs or Ordinary Shares at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Ordinary Shares, the Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the RSUs or Ordinary Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Participant shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No RSUs or Ordinary Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire the RSUs or Ordinary Shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate or book entry representation of the Ordinary Shares conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.
Section 8.Restrictions.
(a)The Participant understands and agrees that the granting of the Award is conditioned on the Participant agreeing to the restrictive covenants contained in Section 6 of the Employment Agreement (the “Restrictions”). Participant acknowledges that he is agreeing to the Restrictions in consideration of the Award under this Agreement and other consideration provided under the Employment Agreement. If the Participant materially breaches the Restrictions while they remain in effect, the RSUs that have not been settled under Section 5 of this Agreement shall be immediately forfeited and cancelled if the breach is not cured on 15 days written notice from the Company describing the breach in reasonable detail and requesting cure.
(b)The Participant understands and agrees that this Award is subject to the “Clawback Policy” described in the Company’s Corporate Governance Guidelines, as approved by the Board.
Section 9.Adjustments. The RSUs granted hereunder shall be subject to the provisions of Section 5.3 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure.
Section 10.Section 409A.
(a)Interpretation. The Company intends that payments under this Agreement will either comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.
(b)Separation from Service. A termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Agreement or relating to any such payments or benefits, references to a “termination,” “termination of Service,” or like terms shall mean “separation from service.”
(c)Specified Employee. Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Participant’s “separation from service” (as defined in Section 409A), the Participant is a “Specified

Employee” (as defined below), then the Company will defer the payment, settlement or commencement of any nonqualified deferred compensation subject to Section 409A payable upon separation from service (without any reduction in such payments ultimately paid to the Participant) until the date that is six months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six-month period or such shorter period, if applicable). The Participant will be a “Specified Employee” for purposes of this Agreement if, on the date of his separation from service, the Participant is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
Section 11.No Right of Continued Employment. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service or to interfere in any way with any right of the Company to terminate the Participant’s Service at any time.
Section 12.Limitation of Rights. The Participant shall not have any privileges of a shareholder of the Company with respect to the RSUs awarded hereunder, including without limitation any right to vote shares underlying the RSUs or to receive dividends or other distributions in respect thereof (except for the dividend equivalent rights provided in Section 4 hereof), until the date of the issuance to the Participant of an Ordinary Share in settlement of the RSUs.
Section 13.Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Company, delivered to Willis Towers Watson Public Limited Company, c/o Willis North America, Inc., One World Financial Center, 200 Liberty Street, New York, NY 10281, Attention: General Counsel. Any notice hereunder by the Company shall be given to the Participant in writing, with a copy to Morrison Cohen, LLP, 909 3rd Avenue, 27th Floor, New York, NY 10022, Attention: Robert M. Sedgwick, that shall not itself constitute notice to the Participant, and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
Section 14.Construction. This Agreement and the RSUs granted hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan except as otherwise expressly provided in this Agreement. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the RSUs hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference, except as otherwise expressly provided in this Agreement. In the event of a conflict or ambiguity between any express provision set forth herein and a term or provision of the Plan, this Agreement will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant, subject however to de novo review in arbitration with respect to matters expressly set forth in this Agreement.
Section 15.Governing Law. This Agreement shall be subject to and interpreted in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws.
Section 16.Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the dispute resolution provisions of the Employment Agreement.
Section 17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.
Section 18.Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
Section 19.Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by the Participant and by an authorized (or apparently authorized) officer of the Company. No waiver by any person or entity of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving person or entity and must specifically identify the condition(s) or provision(s) of this Agreement being waived.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY
By: /s/    Matthew Furman
Name:    Matthew Furman
Title: General Counsel

PARTICIPANT
/s/ John J. Haley
John J. Haley

Appendix A - Performance Measures

“Earnings per Share or EPS” means the Company’s “Adjusted Diluted Earnings per Share” (non-GAAP) for its calendar years 2016, 2017 and 2018, determined for each such year by taking the Adjusted Net Income for such year divided by the weighted average of Ordinary Shares, diluted, for such year.
“Adjusted Net Income” means net income (attributable to holders of Ordinary Shares) appropriately adjusted for tax-effected merger and acquisition related items of amortization of intangible assets and transaction and integration expenses, the tax-effected gain or loss on the sale of any business or assets of the Company, tax-effected, one-time unusual or nonrecurring expenses related to restructuring activities or litigation expenses.
“Total Shareholder Return” means (i) the Adjusted Ending Share Value minus the Beginning Share Value, divided by (ii) the Beginning Share Value, determined on a compound annual basis. Total Shareholder Return expressed as a formula shall be as follows:
Total Shareholder Return = [Adjusted Ending Share Value/Beginning Share Value]Annualization Factor - 1
“Adjusted Ending Share Value” is the value of one Ordinary Share at the Grant Date closing share price, with dividends deemed reinvested in fractional shares on each date dividends are paid, and then multiplying the final number of shares (one share plus all deemed reinvested fractional shares) by the Ending Share Price.
“Ending Share Price” shall (unless otherwise provided in this Agreement) be equal to the average trading price of an Ordinary Share over the 20 consecutive trading-day period ending on the 10th trading day of January, 2019.
“Beginning Share Value” shall be equal to the closing price of an Ordinary Share on the Grant Date
“Annualization Factor” means a fraction, the numerator of which is 365 and the denominator of which is the number of days from January 1, 2016 to December 31, 2018 or December 31 of the year in which a Qualifying Termination occurs, whichever is applicable.
The share prices and dividend equivalents reflected in the calculation of Total Shareholder Return shall be appropriately adjusted to reflect stock splits, stock dividends, spinoffs and other corporate adjustments during the Performance Period, and dividends and other distribution to shareholders shall be assumed to be reinvested in the relevant issuer’s shares (on the date they are paid) for purposes of the calculation of Total Shareholder Return.
Subject to the terms of this Agreement, the RSUs shall vest based on Earnings Per Share relative to Total Shareholder Return as set forth below, with performance in between the identified EPS and TSR performance levels determined by linear interpolation with respect to both EPS and TSR between the points shown.
Vesting Percentage (as a percentage of target Award)

3-Year Annualized TSR	2018 EPS <$10.10	2018 EPS = $10.10	2018 EPS = $11.50
<8%	0%	50%	100%
8%	25%	75%	125%
10%	50%	100%	125%
20%	200%	200%	200%
Calculation in the event of a Qualifying Termination:

•
The degree to which the EPS performance goals have been met as of an Alternative Certification Date shall be determined by: (i) calculating the rate of growth, compounded annually, of EPS from a deemed EPS of $6.54 for calendar year 2015 to the EPS for the 12 month period that ends on December 31 of the year in which a Qualifying Termination occurs; (ii) extrapolating that rate (via annual compounding) through December 31, 2018, and then (iii) using that deemed EPS for determining which EPS goals have been met.

•
The Ending Share Price will be the average share price over the 20 consecutive trading-day period ending on the 10th trading day of January in the year immediately following the year in which a Qualifying Termination occurs.

•	The Annualization Factor denominator shall be the number of days from January 1, 2016 to December 31 of the year in which a Qualifying Termination occurs.
Calculation of Converted RSUs upon a Change in Control:
The number of Converted RSUs shall be determined in the same manner as in the calculation above, except that:

•	The final date of the Performance Period shall be the date of the Change in Control

•
The degree to which the EPS performance goals have been met as of the date of the Change in Control shall be determined by: (i) annualizing the EPS as of the most recently completed fiscal quarter by multiplying the calendar year-to-date EPS by a fraction, the numerator of which is 4 and the denominator of which is the number of quarters completed year-to-date in the calendar year of the Change in Control. If no quarters have been completed, the EPS shall be the prior year end EPS; (ii) calculating the rate of growth, compounded annually, of EPS from a deemed EPS of $6.54 for calendar year 2015 to the above calculated EPS through the end of the calendar year of the Change in Control; (iii) extrapolating that rate (via annual compounding) through December 31, 2018, and then (iv) using that deemed EPS for determining which EPS goals have been met.

•	The Ending Share Price shall be the price on the date of the Change in Control.

•	The Annualization Factor denominator shall be the number of days from January 1, 2016 to the date of the Change in Control.